EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 13, 2016, by and between First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Company”), First Potomac Realty Trust, a Maryland real estate investment trust (the “Trust”), and Samantha Gallagher (the “Executive”) and shall be effective as of such date.
WHEREAS, the Trust is the Company’s general partner;
WHEREAS, the Executive has been employed by the Company and been an officer of the Trust since October 16, 2014 pursuant to an employment agreement between the Trust and Executive, dated as of September 22, 2014 (the “Prior Agreement”);
WHEREAS, the Trust, the Company and the Executive desire to continue that relationship on the revised terms set forth in this Agreement, which shall supersede and replace the Prior Agreement and any amendments thereto;
WHEREAS, on the date of this Agreement, the Company and the Executive are entering into that Restricted Share Agreement in the form attached as Exhibit A;
WHEREAS, the Executive shall not be entitled to any future payment contemplated under the Prior Agreement; and
WHEREAS, the Board of Trustees of the Trust (the “Board”) has approved and authorized the entry into this Agreement with the Executive.
NOW, THEREFORE, it is AGREED as follows:
1.Positions, Duties and Term. The Company hereby agrees to continue the employment of the Executive pursuant to which Executive will serve the Trust as its Executive Vice President, General Counsel and Secretary, and the Executive hereby accepts such continuation of her employment, on the terms and conditions set forth below.
1.1    Term. The Executive’s employment hereunder shall be for a term commencing as of January 13, 2016 and ending as of the earlier of (i) January 13, 2019, or such later date to which the term of this Agreement may be extended pursuant to Section 1.1(a) or (ii) the Termination Date determined in accordance with Section 11.11.
(a)    Extension of Term. Unless the Executive’s employment with the Company terminates earlier in accordance with Subsections (c) or (d), or the parties pursuant to Subsection (b) elect not to extend the term, the term of this Agreement automatically shall be extended as of

January 13, 2019, and each January 13th thereafter, such that on each such date the term of employment under this Agreement shall be for a one-year period.
(b)    Election Not to Extend Term. The Executive or the Board, by written notice delivered to the other, may at any time elect to terminate the automatic extension provision of Subsection (a). Any such election may be made at any time until the ninety (90) days prior to the date as of which the term would otherwise be extended for an additional one year. The parties agree that the expiration of this Agreement resulting from the Executive’s notice to the Company in accordance with this Subsection (b) shall not be considered a termination by the Executive for Good Reason or by the Company without Cause under this Agreement; however, the expiration of this Agreement resulting from the Company’s notice to the Executive in accordance with this Subsection (b) shall be treated as a termination by the Company without Cause under this Agreement.
(c)    Early Termination. The Company may terminate the Executive’s employment with or without Cause or on account of Disability, with written notice subject to the restrictions set forth in this paragraph and Sections 11.6 and 11.11, and delivered to the Executive from the Board, and which states that termination will occur thirty days following receipt of such notice if, only in the case of proposed termination on account of Disability, Executive has not returned to work, with or without reasonable accommodation by the thirtieth day; provided, that, the Company shall have no right to terminate the Executive’s employment on account of Disability if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably likely that the Executive will be able to resume the Executive’s duties, with or without reasonable accommodation, within ninety (90) days of the date the Executive receives notice of such termination on account of Disability. Any termination in accordance with this Section 1.1(c) shall not be, nor shall it be deemed to be, a breach of this Agreement.
(d)    Early Resignation. The Executive may resign from the Company for any reason, including Good Reason. The Executive shall effect a Good Reason termination by providing at least thirty (30) days’ written notice to the Board of the applicable Good Reason criteria; provided that the Executive provided written notice of the existence of the condition that is the basis for such Good Reason within ninety (90) days of the first occurrence of such condition; and further provided that if the basis for such Good Reason is correctible and the Company corrects the basis for such Good Reason within thirty (30) days after receipt of such notice of the occurrence of the condition, the Good Reason defect shall be cured, and Executive shall not then have the right to terminate her employment for Good Reason with respect to the occurrence addressed in the written notice. If the Good Reason defect is not cured within such thirty (30) day period, the Executive must terminate employment within thirty (30) days following the expiration of the cure period in order for such termination to be considered due to “Good Reason.”
(e)    Termination and Offices Held. At the time that the Executive ceases to be an employee of the Company, the Executive agrees that she shall resign from any offices she holds with the Company, the Trust and any affiliate, including the Board and any boards of directors or boards of trustees other than the Board.
1.2    Duties. The Executive shall faithfully perform for the Company the duties incident to the office of Executive Vice President, General Counsel and Secretary and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board and the Company’s Chief Executive Officer (including the performance of services for, and serving on the board of directors of, any affiliate of the Company without any additional compensation). The Executive shall report to the Chief Executive Officer. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially interfere with the Executive’s duties for the Company. The Board may delegate its authority to take any action under this Agreement, other than termination of the Agreement or Executive’s employment, to the Compensation Committee of the Board (the “Committee”).
2.    Compensation.
2.1    Salary. During the term of her employment under this Agreement, the Company shall pay the Executive at an annual rate of $330,000 (the “Base Salary”). The Base Salary shall be reviewed in the first quarter of 2016 and no less frequently than annually thereafter and may be increased at the discretion of the Board or the Committee, as applicable. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect. Upon any such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement. The Base Salary shall be payable in such installments as shall be consistent with the Company’s payroll procedures for senior executives generally.
2.2    Annual Cash Incentive. The Executive shall be eligible to receive an annual cash bonus for each of the Company’s fiscal years during the term under the Company’s short-term incentive plan (or applicable replacement plan) based on performance objectives established by the Committee each such fiscal year (the “Annual Cash Incentive”). The Executive’s target Annual Cash Incentive amount for such fiscal years will be the percentage of Base Salary designated as the target by the Committee, which amount shall be reviewed annually and shall be no less than 80% of the Base Salary then in effect for each applicable year (the “Full-Year Target”). Notwithstanding the preceding, the Executive’s Annual Cash Incentive, if any, may be below (including zero), at, or above, the target based upon the achievement of the performance objectives, and payment of any such Annual Cash Incentive shall be in accordance with the terms of such program. Except as otherwise provided in this Agreement, an Executive must be employed on the date of payment of any Annual Cash Incentive to receive payment and no Annual Cash Incentive will be payable following the Executive’s Termination Date. Any Annual Cash Incentive will be paid on or before March 15 of the year following the year of performance.
2.3    Long-Term Incentive. The Executive shall be entitled to participate in the Company’s long-term incentive plan (the “LTI”) with an annual target amount, which shall be reviewed annually and shall be no less than $510,000, pursuant to which Executive may be entitled to receive restricted shares granted under the Company’s Equity Plan. Per the LTI, awards will be broken into two parts, each of which will be made in the first quarter of the following year, provided that, except as otherwise provided in this Agreement, Executive is employed on the date such shares are granted: (i) 40% of the award will be fixed based on the target amount of the award; and (ii) 60% will be determined based on performance metrics. The Board may, in its sole discretion, discontinue the LTI and provide Executive with incentive opportunities under a replacement program.
2.4    Benefits. During the term of her employment under this Agreement, the Executive shall be permitted to participate in any group life, hospitalization or disability insurance plans, health (including dental) programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs. During the term of her employment under this Agreement, the Company or the Trust, as applicable, shall maintain customary liability insurance for trustees and officers and list the Executive as a covered officer.
2.5    Vacation. During the term of her employment under this Agreement, the Executive shall be entitled to vacation in accordance with the Company’s policy.
2.6    Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the term of the Executive’s employment under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.
3.    Termination for Cause, Executive’s Election Not to Extend Term, or Resignation by the Executive Other than for Good Reason. In the event of the Executive’s resignation other than for Good Reason, her termination of employment due to her election not to extend the term in accordance with Section 1.1(b), or her termination by the Company for Cause, all obligations of the Company under Sections 1 and 2 will immediately cease as of the Executive’s Termination Date. In connection with this resignation or termination, within ten (10) days of the Executive’s Termination Date, the Company will pay the Executive the amount of the Executive’s Compensation Accrued at Termination, and the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program, as may be modified by this Agreement.

4.    Termination On Account of Death or Disability. In the event of the Executive’s termination of employment with the Company on account of death or Disability, all obligations of the Company under Sections 1 and 2 will immediately cease as of the Executive’s Termination Date. In connection with this termination, (a) within ten (10) days of the Executive’s Termination Date, the Company will pay the Executive (or, in the case of the Executive’s death, the Executive’s beneficiary or, if none has been designated in accordance with Section 9.3, the Executive’s estate), (i) the amount of the Executive’s Compensation Accrued at Termination and (ii) a single sum cash payment equal to the Partial Year Bonus; (b) all Equity Awards held by the Executive shall become fully vested at their target levels and, in the case of options, exercisable for one (1) year from the Executive’s Termination Date or the original expiration of the option, if earlier; (c) if this termination occurs after the end of a fiscal year and prior to the date the Annual Cash Incentive for such prior fiscal year was paid, the Company will pay the Executive (or, in the case of the Executive’s death, the Executive’s beneficiary or, if none has been designated in accordance with Section 9.3, the Executive’s estate) the Full-Year Target amount of the Annual Cash Incentive for such prior fiscal year, paid at the same time as other executives of the Company who are continuing in employment; (d) the Company will pay the Executive (or, in the case of the Executive’s death, the Executive’s beneficiary or, if none has been designated in accordance with Section 9.3, the Executive’s estate) the benefits set forth in Section 5.2(d) and (e) pertaining to fixed and performance-based LTI awards; (e) the Company will pay the Executive (or, in the case of the Executive’s death, the Executive’s beneficiary or, if none has been designated in accordance with Section 9.3, the Executive’s estate), a lump sum death benefit or disability benefit, as applicable, of $15,000; and (f) the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program, except as modified herein.
5.    Termination Without Cause or for Good Reason. If during the term of her employment under this Agreement, the Executive is terminated by the Company without Cause (which includes the Company’s election not to extend the term of this Agreement in accordance with Section 1.1(b)) or resigns from the Company for Good Reason, all obligations of the Company under Sections 1 and 2, except as set forth herein, will immediately cease as of the Executive’s Termination Date. In connection with this resignation or termination, the Executive is entitled to and shall receive the benefits set forth in this Section 5 below, subject to the requirements of Section 5.4.
5.1    Compensation Accrued at Termination. Within ten (10) days of the Executive’s Termination Date, the Company will pay the Executive the amount of the Executive’s Compensation Accrued at Termination, and the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program unless modified herein.
5.2    Severance and Bonus.
(a)    A single sum severance cash payment equal to one (1) times (or, in the event of a termination of employment under this Section 5 within the Change in Control Protection Period,

three (3) times) the sum of: (i) the Executive’s highest Base Salary in effect for the three (3) years prior to the Termination Date and (ii) the average Annual Cash Incentive actually paid to the Executive for the three (3) fiscal years prior to the Termination Date (or the period of the Executive’s employment, if less than three years), which shall be paid to the Executive within sixty (60) days of the Executive’s Termination Date;
(b)    A single sum cash payment equal to the Partial Year Bonus paid at the same time as other executives of the Company who are continuing in employment or, if as of the Executive’s Termination Date the Separation and Release Agreement (as defined below) has not been signed by Executive and become irrevocable by the time such bonuses are paid, within sixty (60) days thereafter;
(c)    If a termination under this Section 5 occurs after the end of a fiscal year and prior to the date the Annual Cash Incentive for such fiscal year was paid (if earned) or to be paid (if not earned), the Company will pay the Executive an amount equal to the Annual Cash Incentive that Executive would have received for such prior fiscal year had she remained employed through the payment date, paid at the same time as other executives of the Company who are continuing in employment or, if as of the Executive’s Termination Date, the Separation and Release Agreement (as defined below) has not been signed by Executive and become irrevocable by the time such bonuses are paid, within sixty (60) days thereafter;
(d)    With respect to that portion of the LTI awards that are fixed, i.e. 40% of the target award amount, if termination occurs prior to the end of a fiscal year, a number of unrestricted common shares equal to the applicable target amount of the LTI award for such fiscal year multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company from the first date of the applicable fiscal year and the denominator of which is 365, shall be issued and delivered at the same time as such common shares are issued and delivered to other executives of the Company who are continuing in employment, provided that if the Separation and Release Agreement (as defined below) has not been signed by Executive and become irrevocable by the time such shares are delivered, such shares will instead be issued within sixty (60) days after the Termination Date. If termination occurs after the end of a fiscal year and prior to the grant of restricted shares pursuant to the fixed portion of the LTI award for such prior fiscal year, the Company shall issue unrestricted common shares in an amount equal to 40% of the target award.
(e)    With respect to the portion of LTI awards that are performance-based, i.e. 60% of the target award amount, if termination occurs prior to the end of a fiscal year, a number of unrestricted common shares equal to the number of restricted shares that would otherwise have been issued based on the actual achievement of performance targets for the period ending with such fiscal year at the applicable level, whether threshold, target or stretch, multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company from the first date of the applicable fiscal year and the denominator of which is 365, shall be issued and delivered at the same time as other executives of the Company who are continuing in employment, provided that if the Separation and Release Agreement (as defined below) has not been signed by Executive and become irrevocable by the time such shares are delivered, such shares will instead be issued within sixty (60) days after the Termination Date. If termination occurs after the end of a fiscal year and prior to the grant of restricted shares pursuant to the performance-based portion of the LTI award for such prior fiscal year, the Company shall issue unrestricted common shares in an amount equal to the number of restricted shares that would have been issued based on actual achievement of performance targets for such fiscal year; and
(f)    A single sum payment of $50,000 (which amount will be $75,000 in the event of a termination of employment under this Section 5 within the Change in Control Protection Period) paid to the Executive within sixty (60) days of the Executive’s Termination Date.
5.3    Accelerated Vesting of Equity Awards. With respect to a termination of employment under this Section 5 and as otherwise provided in this Employment Agreement, all Equity Awards held by the Executive at termination of employment, including but not limited to, stock options, restricted stock, and restricted stock units, whether subject to time or performance-based vesting shall become fully vested at their target level and non-forfeitable.
5.4    Separation and Release Agreement. As a condition to receiving the payment and benefits under Sections 5.2 and 5.3, the Executive must execute a Separation and Release Agreement reasonably in the form attached hereto as Exhibit B, with such changes as the Company and the Executive may mutually agree upon at the time of the termination (the “Separation and Release Agreement”). The Separation and Release Agreement must be executed by the Executive and become irrevocable within sixty (60) days following the Termination Date. If the Separation and Release Agreement is not executed by the Executive and does not become irrevocable within sixty (60) days of the Termination Date, the Executive will forfeit all rights to receive the payments and benefits provided pursuant to Sections 5.2 and 5.3.
6.    Golden Parachute Excise Tax Provisions. In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), to the Executive or for her benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, her employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced to the extent the payment of such amounts would cause the Executive’s total termination benefits to constitute an “excess parachute payment” under Section 280G of the Code and by reason of such excess parachute payment the Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if the Executive (or the Executive’s tax advisor) determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction. In that event, the Executive shall designate those rights, payments, or benefits under this Agreement, any other agreements, and any benefit arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be an excess parachute payment; provided, however, that to the extent necessary to comply with Section 409A of the Code, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment, or benefit reduces the parachute payment to the greatest extent. Except as otherwise expressly provided herein, all determinations under this Section 6 shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company. Such determination shall be binding upon the Executive and the Company.
6.1    Company Withholding. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the determinations in the paragraph above, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.
7.    Confidentiality; Non-Disclosure; Executive Cooperation; Non-Disparagement.
7.1    Confidential Information. The Executive acknowledges that, during the course of her employment with the Company, the Executive has been given or has become acquainted with Confidential Information (as hereinafter defined) of the Company and may continue to be given or become acquainted with Confidential Information. As used in this Section 7.1, “Confidential Information” of the Company means all confidential information, knowledge, or data relating to the Company or any of its affiliates, or to the Company’s or any such affiliate’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such affiliate), learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction, except with the Company’s express written consent or as may otherwise be required by law or any legal process.
The Executive acknowledges that the Confidential Information of the Company, as such may exist from time to time, is a valuable, confidential, special, and unique asset of the Company and its affiliates, expensive to produce and maintain, and essential for the profitable operation of their respective businesses. The Executive agrees that, during the course of her employment with the Company, or at any time thereafter, she shall not, directly or indirectly, communicate, disclose, or divulge to any Person (as such term is hereinafter defined), or use for her benefit or the benefit of any Person, in any manner, any Confidential Information of the Company or its affiliates, acquired during her employment with the Company or any other confidential information concerning the conduct and details of the businesses of the Company and its affiliates, except as required in the course of her employment with the Company or as otherwise may be required by law, and except following such time that Confidential Information ceases to be confidential or has otherwise become known to the public, other than through the actions of the Executive in violation of this Agreement. For the purposes of this Agreement, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company, or other entity or any government, governmental agency, or political subdivision.
All documents relating to the businesses of the Company and its affiliates including, without limitation, Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company and such respective affiliates and must not be removed from the premises of the Company, except as reasonably necessary in the course of the Executive’s employment with the Company. The Executive shall return all such documents (including any copies thereof) to the Company when the Executive ceases to be employed by the Company or upon the earlier request of the Company or the Board.
7.2    Cooperation With Regard to Litigation. The Executive agrees to cooperate with the Company, during the term and thereafter (including following the Executive’s termination of employment for any reason), by making herself reasonably available to testify on behalf of the Company or any affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any affiliate of the Company, as may be reasonably requested and after taking into account the Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse the Executive, on an after-tax basis, for all reasonable expenses, including attorneys’ fees, actually incurred in connection with her provision of testimony or assistance.
7.3    Non-Disparagement. The Executive shall not, at any time during the term of her employment and thereafter disparage the Company, its affiliates or their respective officers, directors or trustees, nor shall the Company, its affiliates or their respective officers, directors or trustees disparage Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or her successor or members of the Board from making truthful statements that are required by applicable law, regulation or legal process.
7.4    Survival. The provisions of this Section 7 shall survive any termination or expiration of this Agreement.
7.5    Remedies. The Executive agrees that any breach of the terms of this Section 7 may result in irreparable injury and damage to the Company for which the Company may have no adequate remedy at law; the Executive therefore also agrees that, in the event of said breach or any threat of breach and notwithstanding Section 8.2, the Company shall be entitled to seek an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 8.2.
8.    Governing Law; Disputes; Arbitration.
8.1    Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.
8.2    Dispute Resolution. Any claim or dispute arising out of or relating to this Agreement shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) as the exclusive means for resolution of such claim or dispute. The AAA’s Employment Arbitration Rules in effect at the time arbitration is initiated shall apply. Such arbitration shall take place in Bethesda, Maryland. The arbitration shall be before a single arbitrator, who shall be experienced in the field of employment law and have no personal or financial interest in the claim or dispute or its outcome and not be a friend, colleague, attorney, or relative of Executive, a current or former employee, director, or attorney of the Company, or have any other relationship with Executive or the Company creating a conflict of interest (unless waived in writing by Executive and the Company). Each party shall pay for its own attorneys’ fees, costs, and expenses incurred in connection with the arbitration. The decision of the arbitrator shall be final and binding, and such decision may be confirmed in any court having competent jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.
9.    Miscellaneous.
9.1    Integration. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of the Executive by the Company, any parent or predecessor company, and the Company’s affiliates during the term (including the Prior Agreement), but excluding existing contracts relating to compensation under executive compensation and employment benefit plans of the Company and its affiliates. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. The Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by the Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.
9.2    Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company and the Trust to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, and in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by the Executive, except in accordance with the laws of the descent and distribution or as specified in Section 9.3.
9.3    Beneficiaries. The Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following the Executive’s death.
9.4    No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event the Executive does mitigate.
9.5    Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such address as may be designated by such party by like notice:

If to the Company or the Board:

First Potomac Realty Trust
7600 Wisconsin Avenue; 11th Floor
Bethesda, Maryland 20814
Attn: Compensation Committee of the Board of Trustees, Chairperson

With a copy to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attn: David Bonser, Esq.

If to Executive, to the address set forth in the records of the Company.

If the parties by mutual agreement supply each other with fax numbers for the purpose of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by fax communication during normal business hours on a business day or one business day after it is sent by fax and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand.
9.6    Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.
9.7    Attorneys’ Fees. The Company shall pay directly the reasonable documented costs of Executive’s retained legal counsel in connection with the negotiation of and entry into this Agreement, including the Separation and Release Agreement, up to a maximum amount of $18,000.00 in the aggregate for the Executive and the other two executives who are party to agreements in substantially the form of this Agreement.
9.8    No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

9.9    Offsets; Withholding. The amounts required to be paid by the Company to the Executive pursuant to this Agreement shall not be subject to offset. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Section 3, Section 4, and Section 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.
9.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
9.11    Representations of the Executive. The Executive represents and warrants to the Company that she has the legal right to enter into this Agreement and to perform all of the obligations on her part to be performed hereunder in accordance with its terms and that she is not a party to any agreement or understanding, written or oral, which prevents her from entering into this Agreement or performing all of her obligations hereunder.
9.12    Conflicting Terms. Except as set forth herein, in the event of any conflict between the terms of this Agreement and the terms of any other compensation plan, agreement or award (including, without limitation, any annual or long term bonus and any equity based award), the terms and conditions of this Agreement shall govern and control.
10.    Section 409A Savings Provisions. It is intended that the payments and benefits provided under this Agreement shall be exempt from the application of the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder (collectively, “Section 409A”). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. Whenever any payment is to be made within a specified period of time under this Agreement, the exact timing of payment within such period shall be determined in the sole discretion of the Company.
10.1    Separation from Service. The Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.
10.2    Specified Employee Provisions. Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such Delay Period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.
10.3    Expense Reimbursements. (a) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred; (b) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit; and (c) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
11.    Definitions Relating to Termination Events.
11.1    Affiliate. For purposes of this Agreement, an “affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.
11.2    Cause. For purposes of this Agreement, “Cause” shall mean Executive’s:
(a)    Conviction of or a plea of guilt or nolo contendere by the Executive for the commission of a felony;
(b)    Commission by the Executive of one or more acts involving fraud or moral turpitude;
(c)    Misappropriation by the Executive of any assets of the Company or any Affiliate;
(d)    Willful misconduct by the Executive which is materially injurious to the Company and/or its employees, officers, Trustees or Affiliates; or
(e)    Fraud or willful misconduct by the Executive that caused or otherwise contributed to the requirement for an accounting restatement of the Company’s financial statements due to noncompliance with any financial reporting requirement (other than a restatement due to a change in accounting rules).
For purposes of this Section 11.2, no act, or failure to act, by the Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its affiliates.

11.3    Change in Control. For purposes of this Agreement, “Change in Control” shall mean:
(a)    Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Trust representing more than 50% of the voting power of the then outstanding securities of the Trust; and a Change in Control shall not be deemed to occur as a result of a transaction in which the Trust becomes a subsidiary of another real estate investment trust in which the shareholders of the Trust, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent real estate investment trust would be entitled in the election of trustees (without consideration of the rights of any class of stock to elect trustees by a separate class vote);
(b)    The consummation of (i) a merger, reorganization, sale or other disposition of all or substantially all of the assets of or consolidation of the Trust where the shareholders of the Trust, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger, reorganization, sale or other disposition or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving entity would be entitled in the election of trustees (without consideration of the rights of any class of stock to elect trustees by a separate class vote), or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of trustees of the surviving entity, (ii) a sale or other disposition of all or substantially all of the assets of the Trust, or (iii) a liquidation or dissolution of the Trust; or
(c)    After the effective date that the Executive commences her employment with the Company, trustees are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new trustee who was not a trustee at the beginning of such two-year period was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period.
11.4    Change in Control Protection Period. The period commencing on a Change in Control and ending on the second anniversary of the Change in Control.

11.5    Compensation Accrued at Termination. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:
(a)    The unpaid portion of annual Base Salary at the rate payable, in accordance with Section 2.1 hereof, at the Executive’s Termination Date, pro-rated through such Termination Date, payable in accordance with the Company’s regular pay schedule;
(b)    Payment for vacation accrued under this Agreement but unused as of the Executive’s Termination Date;
(c)    Except in the event the Executive’s employment is terminated for Cause (except to the extent otherwise required by law), all earned and unpaid and/or vested, non-forfeitable amounts owing or accrued at the Executive’s Termination Date under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 2.2 and 2.3 hereof in which the Executive theretofore participated, payable (except as otherwise provided therein, as well as in Section 3, Section 4 and Section 5 of this Agreement) in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and
(d)    Reasonable business expenses and disbursements incurred by the Executive prior to the Executive’s termination of employment, to be reimbursed to the Executive, as authorized under Section 2.6, in accordance with the Company’s reimbursement policies as in effect at the Executive’s Termination Date.
11.6    Disability. For purposes of this Agreement, Disability shall mean a physical or mental impairment that substantially limits a major life activity of Executive and renders Executive unable to perform the essential functions of her position even with reasonable accommodation (that does not impose an undue hardship on the Company) and which has lasted at least (i) sixty consecutive days, (ii) the balance of Executives’ entitlement to leave, if any, under the Family and Medical Leave Act, or other similar statute, or (iii) the balance of any elimination period under the Company’s long term disability program (without regard to whether Executive is awarded benefits under such program), whichever is longer. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code, and other applicable law.
11.7    Equity Awards. For purposes of this Agreement, “Equity Awards” means any form of stock-based award that has been granted under the Equity Plan. For the avoidance of doubt, the potential to receive future equity awards under the LTI shall not constitute an Equity Award for purposes of this Agreement until such time, if any, as restricted shares have been granted under the Company’s Equity Plan, at which time they shall be Equity Awards. Further in the event of termination without Cause or resignation for Good Reason, the potential to receive future Equity Awards pursuant to the LTI is governed and controlled by Sections 5.2(d) and (e) herein.
11.8    Equity Plan. For purposes of this Agreement, “Equity Plan” means the Company’s 2009 Equity Compensation Plan, as such plan may be amended and restated from time to time, or any successor or replacement plan.
11.9    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances:
(a)    the Company’s material breach of any provision of this Agreement, the Annual Cash Incentive Plan, the Long Term Incentive Plan or the Restricted Share Agreement;
(b)    any material reduction in the Executive’s Base Salary;
(c)    any relocation of the Company’s headquarters or the Executive’s primary employment location from the Washington, D.C. metropolitan area or more than fifty (50) miles from the Company’s current headquarters in Bethesda, Maryland;
(d)    the failure of the Company to renew this Agreement upon the expiration of the initial term; or
(e)    any material reduction of the Executive’s current authority, title, responsibilities or duties from those identified at the commencement of Executive’s employment pursuant to this Agreement, or the assignment to Executive of any duties materially inconsistent with Executive’s current position and title.
11.10    Partial Year Bonus. For purposes of this Agreement, “Partial Year Bonus” shall mean, in the case of a termination on account of death or Disability, without Cause or for Good Reason, an amount equal to the product of (i) the Executive’s Full-Year Target Annual Cash Incentive for the fiscal year in which the Executive’s employment terminates and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Executive’s Termination Date, and the denominator of which is 365.
11.11    Termination Date. For purposes of this Agreement, “Termination Date” shall mean:
(a)    The date that the Board delivers written notice to the Executive of her termination of employment for Cause or on account of Disability;
(b)    The date set forth in a written notice delivered to the Executive of her termination of employment without Cause, which shall not be less than thirty (30) days after the date of such notice or more than sixty (60) days after the date of such notice;

(c)    The date set forth in a written notice delivered to the Board of the Executive’s resignation, with or without Good Reason, which shall not be less than thirty (30) days after the date of such notice, except as otherwise mutually agreed to by the Company and the Executive;
(d)    The January 14 following the date that the Executive or the Board provides the other party with notice of an election to terminate the automatic extension provision of Section 1.1(a), except as otherwise mutually agreed to by the Company and the Executive;
(e)    The date of the Executive’s last day of employment; or
(f)    The date of the Executive’s death.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.
FIRST POTOMAC REALTY TRUST

By:    /s/ Terry Stevens
Name: Terry Stevens
Title:    Chairman of the Board of Trustees

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:    First Potomac Realty Trust
Its General Partner

By:    /s/ Terry Stevens
Name:    Terry Stevens
Title:    Chairman of the Board of Trustees

EXECUTIVE

/s/ Samantha Gallagher ____________________________

EXHIBIT A
RESTRICTED SHARE AGREEMENT

FIRST POTOMAC REALTY TRUST

2009 EQUITY COMPENSATION PLAN

RESTRICTED SHARE AGREEMENT

This RESTRICTED SHARE AGREEMENT, is entered into on January 13, 2016 (the “Agreement”), by and between, First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), and the individual named below (the “Recipient”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings set forth in the First Potomac Realty Trust 2009 Equity Compensation Plan, as amended (the “Plan”).

WHEREAS, on January 13, 2016 (the “Date of Grant”), the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of the Company approved the grant, as of January 13, 2016, of a Restricted Share Award, pursuant to which the Recipient shall receive common shares of beneficial interest, par value $0.001 per share (“Common Shares”), pursuant to and subject to the terms and conditions of the Plan.

NOW, THEREFORE, in consideration of the Recipient's services to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Number of Shares; Restrictions. The Company hereby grants the Recipient a Restricted Share Award (the “Share Award”) of 65,000 Common Shares (the "Restricted Shares") pursuant to the terms of this Agreement and the provisions of the Plan. The Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture until the lapse of the Restricted Period, as defined in Section 2 below.

2. Lapse of Restrictions; Restricted Period. Except as otherwise provided in the Recipient’s Employment Agreement with the Company, the restrictions set forth in Section 1 above shall lapse and a portion of the Restricted Shares shall become unrestricted and freely tradable as follows: (i) 16,250 of the Restricted Shares on January 13, 2018; (ii) 16,250 of the Restricted Shares on January 13, 2019; (iii) 16,250 of the Restricted Shares on January 13, 2020; and (iv) 16,250 of the Restricted Shares on January 13, 2021.

3. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Shares, and in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan. Notwithstanding the preceding sentence, if a Change of Control occurs, all of the Restricted Shares shall become immediately unrestricted and freely transferable by the Recipient on the date of the Change of Control.

4. Rights of Shareholder. From and after the Date of Grant and for so long as the Restricted Shares are held by or for the benefit of the Recipient, the Recipient shall have all the rights of a shareholder of the Company with respect to the Restricted Shares, including but not limited to the right to receive dividends and the right to vote such Restricted Shares. Dividends paid on Restricted Shares shall be paid at the dividend payment date for the Common Shares in cash or in Common Shares. Shares distributed in connection with a Common Share split or Common Share dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Common Shares have been distributed.

5. Termination of Employment. Except as otherwise provided in the Recipient’s Employment Agreement with the Company, in the event that Recipient ceases to be employed by the Company for any reason prior to the lapse of the Restricted Period, then the Restricted Shares and any accrued but unpaid dividends that are at that time subject to restrictions set forth herein shall be forfeited to the Company without payment of any consideration by the Company, and neither the Recipient or any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Shares or dividends.

6. Miscellaneous.

(a) Entire Agreement. The Recipient’s Employment Agreement with the Company, this Agreement and the Plan contain the entire understanding and agreement of the Company and the Recipient concerning the subject matter hereof, and supersede all earlier negotiations and understandings, written or oral, between the parties with respect thereto.
(b) Conflicting Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated by reference into this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. By signing this Agreement, the Recipient confirms that he or she has received a copy of the Plan and has had an opportunity to review the contents thereof. Notwithstanding anything in this Section 6(b) to the contrary, the provisions of the Recipient’s Employment Agreement with the Company shall supersede any provisions of the Plan and this Agreement.
(c) No Guarantee of Continued Service. The Recipient acknowledges and agrees that nothing herein shall be deemed to create any implication concerning the adequacy of the Recipient's services to the Company or any of its subsidiaries or shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Recipient or contract for the Recipient's services, to restrict the right of the Company or any of its subsidiaries to discharge the Recipient or cease contracting for the Recipient's services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services that may exist between the Recipient and the Company or any of its subsidiaries.
(d) Assignment and Transfer. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Recipient under this Agreement may not be sold, assigned, encumbered, pledged, or otherwise transferred except in the event of the death of the Recipient, by will or by the laws of descent and distribution. In the event of any attempt by the Recipient to sell, assign, encumber, pledge or otherwise transfer its rights and interests hereunder, except as provided in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Shares by notice to the Recipient, and the Restricted Shares and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Agreement may be assigned by the Company without the Recipient’s consent.
(e) Withholding of Taxes. Upon a portion or all of the Restricted Shares becoming unrestricted, Recipient may elect to satisfy the Company’s tax withholding obligations by having shares withheld up to an amount that does not exceed the Recipient’s minimum applicable withholding tax for federal (including FICA), state and local liabilities.

(f) Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company or the Recipient will be deemed an original and all of which together will be deemed the same agreement.

(h) Notices. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Secretary at the headquarters of the Company, and any notice to the Recipient shall be addressed to the Recipient at the current address shown on the payroll of the Company, or such other address as the Recipient may designate to the Company in writing pursuant to the procedures of this Section 6(h). Any notice shall be given by personal delivery, by first class U.S. Mail, or by facsimile.

(i) Amendments. Subject to the provisions of the Plan, this Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

(j) Governing Law. This Agreement and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Maryland without giving effect to the choice of law principles thereof.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST POTOMAC REALTY TRUST
Attest:

By:
Krista Bean Dorrian	Robert Milkovich
Vice President, Legal	Chief Executive Officer

I hereby accept the Share Award described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

RECIPIENT

Samantha Gallagher

EXHIBIT B
SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of this __th day of ______________, _____, by and between First Potomac Realty Investment Limited Partnership (the “Company”), First Potomac Realty Trust (the “Trust”) and Samantha Gallagher (“Executive”).
WHEREAS, Executive formerly was employed by the Company as its Executive Vice President, General Counsel and Secretary pursuant to the terms of the Employment Agreement, dated January 13, 2016 (the “Employment Agreement”);
WHEREAS, the Employment Agreement provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement, subject to the terms and conditions therein;
WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective __________________ (“Date of Separation”);
[WHEREAS, as of the Date of Separation, Executive shall resign as a member of the Board of Trustees of First Potomac Realty Trust and from any other trustee, director or officer positions she holds with the Company or any of its direct or indirect subsidiaries and affiliated entities and shall execute any additional resignation documents required by the Company, if any, to effectuate the foregoing]1; and
WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.
NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:
1.(a)    Executive, for and in consideration of the commitments of the Company as set forth in paragraph 4 of this Agreement, and intending to be legally bound, does hereby unconditionally RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, trustees, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown or unforeseen, or which her
1This would only apply to the extent the Executive holds any such positions.

heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of her employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to her employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Maryland laws governing employment, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Notwithstanding the foregoing provisions of this paragraph 1, nothing herein will release the Company and its parent, subsidiaries and affiliates from (i) any obligation under this Agreement, including but not limited to indemnification rights; (ii) any obligation to provide all benefit entitlements under any benefit or welfare plan that were vested as of the Date of Separation, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (iii) any rights or claims that relate to events or circumstances that occur after the date of this Agreement.
(b)    To the fullest extent permitted by law, and subject to the provisions of paragraph 10 below, Executive represents and affirms that (i) she has not filed or caused to be filed on her behalf any claim for relief against the Company or any Releasee and, to the best of her knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on her behalf; (ii) she has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) she will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement. Nothing contained herein shall restrict Executive’s right to file a charge or participate in an investigation, hearing or other proceeding before the Equal Employment Opportunity Commission, except that Executive agrees that she will not accept any recovery, award and/or damages from the Company as a result of any such investigation or proceeding.
2.Effective as of the Date of Separation, Executive hereby resigns as an employee [and as a member of the Board of Trustees of the Trust and from any other trustee, director or officer positions she holds with the Company or any of its direct or indirect subsidiaries and affiliated entities] and shall execute any additional resignation documents required by the Company, if any, to effectuate the foregoing.
3.Executive further agrees that she will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, trustees, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of her employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that it shall instruct its executive officers and members of the Board of Trustees not to disparage or subvert the Executive. This Paragraph is not intended to and does not prohibit the Executive from providing truthful testimony or statements made pursuant to valid legal process.
4.In the event the Executive executes this Agreement within twenty-one (21) days of the Date of Separation and does not revoke this Agreement within the permissible seven (7) day revocation period pursuant to paragraph 16(g), the Company will pay Executive by wire transfer or direct deposit or otherwise provide the benefits described in this paragraph 4, net of any and all required withholdings, (collectively “the Payment”):
[Note: Severance benefits provided under the Employment Agreement, and the timing of the payment of the severance benefits, would be inserted in this paragraph 4.]
5.Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to her in consideration for her acceptance and execution of, and in reliance upon her representations in, this Agreement. Executive acknowledges that if she had not executed this Agreement containing a release of all claims against the Company, she would only have been entitled to the Compensation Accrued at Termination, as defined in the Employment Agreement.
6.No other benefits other than those explicitly addressed herein are continued beyond the Date of Separation.
7.The Company will continue in force its directors and officers liability insurance coverages with respect to any claims that may be asserted against Executive arising out of Executive’s employment with the Company. Executive shall be eligible for indemnification on the same basis as other former officers of the Company in accordance with its bylaws and applicable law after the Date of Separation.
8.Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to her under any employment agreement or offer letter she has with the Company, except for payments which may be due and owing pursuant to the Employment

Agreement,2 and that this Agreement supersedes the Employment Agreement and any other employment agreement or offer letter she has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to her in connection with the termination of her employment agreement or offer letter with the Company, or the terms of this Agreement.
9.Executive represents that she has returned to the Company and does not presently have in her possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of her prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. The Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.
10.Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance, or human resources officer; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
11.The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

2 Once Section 4 is completed upon termination of employment, reference will be changed from Employment Agreement to "this Agreement."

12.Executive agrees and recognizes that should she breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.
13.Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
14.This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland.
15.The Company represents that it is authorized to enter into this Agreement and that the Board will cause all actions to be taken in order to fulfill the Company’s obligations hereunder.
16.Executive certifies and acknowledges as follows:

(a)	That she is releasing claims under the ADEA and OWBPA;

(b)
That she has read the terms of this Agreement, and that she understands its terms and effects, including the fact that she has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of her employment relationship with the Company and the termination of that employment relationship;

(c)
That she has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which she acknowledges is adequate and satisfactory to her and which she acknowledges is in addition to any other benefits to which she is otherwise entitled;

(d)	That she has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(e)	That she does not waive rights or claims that may arise after the date this Agreement is executed;

(f)	That the Company has provided her with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to her; and

(g)
Executive acknowledges that (i) this Agreement may be revoked by her in writing and delivered to the Company (attn.: General Counsel) within seven (7) days after execution of it by her, and (ii) this Agreement shall not become effective until the expiration of such seven day revocation period. In the event this Agreement is not revoked by the Executive within such seven day revocation period, the Payment will commence as set forth in paragraph 4 herein. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation Agreement and General Release this __ day of _________, ____.
TO BE EFFECTIVE, A SIGNED AGREEMENT MUST BE DELIVERED TO UNDERSIGNED BY NO LATER THAN [21 DAYS].

FIRST POTOMAC REALTY TRUST

By:
Name:
Title:

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:    First Potomac Realty Trust
Its General Partner

By:
Name:
Title:

EXECUTIVE

_____________________________________